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Exhibit 23.1

Consent of Ernst & Young LLP

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 23, 2004, in the Registration Statement (Form S-1) and related Prospectus of Gander Mountain Company for the registration of its common stock.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 4, 2004

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Consent of Ernst & Young LLP